Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA HEALTHCARE APPOINTS JOHN W. CHIDSEY, III AS NEW

INDEPENDENT DIRECTOR

NASHVILLE, Tenn., July 11, 2025 – HCA Healthcare, Inc. (NYSE: HCA), one of the nation’s leading healthcare providers, today announced that its board of directors has appointed John W. Chidsey, III as an independent director, effective July 15, 2025. With his addition, HCA Healthcare’s board of directors increases from nine to ten members.

Mr. Chidsey will serve as a member of HCA Healthcare’s audit and compliance committee, compensation committee and patient safety and quality of care committee.

Mr. Chidsey most recently served as the global chief executive officer of Subway. He previously served as chief executive officer of Burger King Holdings, Inc. and held significant leadership roles at Cendant Corporation. Earlier in his career, he also held various senior financial leadership roles at PepsiCo.

Mr. Chidsey also currently serves on the board of Norwegian Cruise Line Holdings Ltd. and previously served on the boards of Encompass Health Corporation, Burger King Holdings, Inc. (as chairman) and Brinker International, Inc.

“John Chidsey’s distinguished career demonstrates his extensive experience in leading corporate strategy at large, complex public and private companies, and we are confident he will provide invaluable insight as a board member,” said Thomas F. Frist III, chairman of the board of HCA Healthcare. “John’s financial, operational and executive leadership experience and expertise will complement HCA Healthcare’s commitment to the care and improvement of human life. We are pleased to announce his addition to our board.”

Mr. Chidsey holds a B.A. degree from Davidson College, as well as MBA and J.D. degrees from Emory University.

About HCA Healthcare

Nashville-based HCA Healthcare is one of the nation’s leading providers of healthcare services comprising 192 hospitals and approximately 2,500 ambulatory sites of care, including surgery centers, freestanding ERs, urgent care centers, and physician clinics, in 20 states and the United Kingdom. With its founding in 1968, HCA Healthcare created a new model for hospital care in the United States, using combined resources to strengthen hospitals, deliver patient-focused care and improve the practice of medicine. HCA Healthcare has conducted a number of clinical studies, including one that demonstrated that full-term delivery is healthier than early elective delivery of babies and another that identified a clinical protocol that can reduce bloodstream infections in ICU patients by 44%. HCA Healthcare is a learning health system that uses its approximately 44 million annual patient encounters to advance science, improve patient care and save lives.

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All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this document refer to HCA Healthcare,

Inc., and its affiliates.